DAIS ANALYTIC CORPORATION
2000 INCENTIVE COMPENSATION  PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT

THIS OPTION AGREEMENT is made as of the ___ day of _________, 200_ (the “Option Date”), between Dais Analytic Corporation, a New York corporation (the “Company”), and _______________, an employee of the Company or one of its subsidiaries (the “Optionee”).

WHEREAS, the Company established the 2000 Incentive Compensation Plan (the “Plan”) to advance the interests of the Company by attracting and retaining qualified and competent employees through encouragement of stock ownership in the Company; and

WHEREAS, the Company desires to grant to the Optionee a nonqualified stock option to purchase shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), pursuant to the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto have agreed, and do hereby agree, as follows:

1. Grant of Option.  The Company hereby grants to the Optionee the right and Option (hereinafter called the “Option”) to purchase from the Company  _______________ ________________ (_____________) shares (the “Option Shares”) of the Common Stock of the Company, or any part of such number, on the terms and conditions herein set forth.  It is intended that the Option shall constitute a nonqualified stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Exercise Price.  The exercise price of the Option Shares shall be ____________ ______________________________ ($____) per share, as adjusted pursuant to paragraph 9 hereof.

3. Term of Option.  The term of the Option shall be for a period of ten (10) years from the Option Date, subject to earlier termination as hereinafter provided.

4. Exercise of Option.  Subject to the provisions of Sections 7 and 11 hereof, the Option may be exercised during the term specified in Section 3 hereof as follows:

(a) from and after the first anniversary of the date of this Stock Option Agreement, the Option may be exercised as to one-third (1/3) of the total number of Option Shares;

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(b) from and after the second  anniversary date of the date of this Stock Option Agreement, the Option may be exercised as to two-thirds (2/3)  of the total number of Option Shares;  and

(c) from and after the third anniversary of the  date of this Stock Option Agreement, the Option may be exercised as to all of the Option Shares.

5. Restrictions on Disposition.  All Option Shares acquired by the Optionee pursuant to this Agreement shall be subject to the restrictions on sale, encumbrance and other disposition provided by Federal or state law.  As a condition precedent to receiving Option Shares upon the exercise of this Option, the Company may require that the Optionee submit a letter to the Company stating that the Option Shares are being acquired for investment and not with a view to the distribution thereof.  The Company shall not be obligated to sell or issue any shares of Common Stock pursuant to this Agreement unless, on the date of sale and issuance thereof, the shares of Common Stock are either registered under the Securities Act of 1933, as amended, and all applicable state securities laws, or are exempt from registration thereunder.  All Option Shares issued to the Optionee pursuant to this Agreement may bear a restrictive legend summarizing any restrictions on transferability applicable thereto, including those imposed by Federal and state securities laws.

6. Not a Contract of Service.  So long as the Optionee shall continue to be an employee of the Company or one or more of its subsidiaries or affiliates, the Option shall not be affected by any change in the Optionee’s services.  Nothing in this Option Agreement shall confer upon the Optionee any right to continue in the employment of the Company or of any of its subsidiaries or affiliates, or interfere in any way with the right of the Company or any such subsidiary or affiliate to terminate the services of the Optionee at any time.

7. Method of Exercising Option.

(a) Subject to the terms and conditions of this Option Agreement and such administrative regulations as may be adopted by the Compensation Committee of the Board of Directors of the Company (the “Committee”), the Option may be exercised by written notice to the Chief Financial Officer of the Company at the principal office of the Company.  Such notice shall state the election to exercise the Option and the number of Option Shares in respect of which it is being exercised, and shall be signed by the person so exercising the Option.  Such notice shall be accompanied by payment of the full exercise price of such Option Shares, which payment shall be made either (i) in cash, (ii) certified check or bank draft payable to the Company or (iii) by delivery of shares of Common Stock of the Company with a Fair Market Value equal to the exercise price, or by a combination of (i), (ii) and/or  (iii) which together shall equal the exercise price.  The certificate or certificates for the Option Shares as to which the Option shall have been so exercised shall be registered in the name of the person so exercising the Option, or if the Optionee so elects, in the name of the Optionee or one other person as joint tenants, and shall be delivered as soon as practicable after the notice shall have been received.

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(b) For purposes of this Agreement, “Fair Market Value” of the Common Stock on any given date shall be determined by the Committee under the Plan as follows: (a) if the Common Stock is listed for trading on one or more national securities exchanges, or is traded on the automated quotation system of NASDAQ (the “NASDAQ”), the average of the highest and lowest reported sales prices on the principal such exchange or on NASDAQ on the date in question, or, if such Common Stock shall not have been traded on such principal exchange on such date, the average of the highest and lowest reported sales prices on such principal exchange or on NASDAQ on the first day prior thereto on which such Common Stock was so traded; or (b) if the Common Stock is not listed for trading on a national securities exchange or on NASDAQ, as determined in good faith by the Committee, which determination shall be final and binding on all parties.

8. Withholding Requirements.  Upon exercise of the Option by the Optionee and prior to the delivery of Option Shares purchased pursuant to such exercise, the Company shall have the right to require the Optionee to remit to the Company cash or shares of Common Stock in an amount sufficient to satisfy applicable federal and state tax withholding requirements.  The Company shall, within two (2) business days after receiving from the Optionee notice that such Optionee intends to exercise, or has exercised, all or a portion of the Option, inform the Optionee as to whether it will require the Optionee to remit cash or Common Stock for withholding taxes in accordance with the preceding sentence.

9. Adjustments.  The number, class and price per share covered by the Option shall be adjusted by the Committee, whose good faith determination with respect thereto shall be conclusive, to reflect any stock dividend, common stock split, share combination, exchange of shares, merger, consolidation, recapitalization, separation, reorganization, liquidation or extraordinary dividend payable in stock of a corporation other than the Company, all for the purpose of providing dilution protection for the Common Stock, such that Optionee shall be entitled to purchase the number of shares which Optionee would have been entitled to receive immediately following such event had this Option been exercised in full immediately prior to such event.

10. General.  The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.
11.Termination.  In the event an Optionee’s continuous status as an employee of the Company or a subsidiary or affiliate of the Company terminates (other than for cause, as determined by the Company)  Optionee (or his estate of legal representatives, as the case may be) may exercise his Option, to the extent the Optionee shall have been entitled to do so at the date of his or her termination of employment pursuant to Section 4 hereof, for a period of 90 days following  the date of such termination, or, for a longer period of time as may be determined by the Committee, but in no event later than the expiration of the term of the Option, and to the extent that the Option is not exercised within such 90 day period, the Option shall thereupon terminate and be of no further force or effect.  In the event that termination of employment is for cause, the Option, to the extent not exercised on or before the date of termination, shall thereupon terminate and be of no further force or effect.

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12. Incorporation by Reference of Plan Provisions.  Each and every one of the terms, conditions and limitations of the Plan is hereby incorporated herein by this reference, and all such terms, conditions and limitations supersede any inconsistent provisions contained herein.  By accepting the grant of the Option covered by this Agreement, the Optionee hereby expressly acknowledges that he has received and read a copy of the Plan and that he agrees to be bound by the terms, conditions and limitations of the Plan and this Agreement.

13. Status.  Neither the Optionee nor the Optionee's executor, administrator, heirs or legatees shall be or have any rights or privileges of a shareholder of the Company in respect of the Option Shares issuable upon exercise of the Option granted hereunder unless and until the Option is validly exercised and the Company has caused the Optionee's name to be entered as the shareholder of record on the books of the Company.

14. Company Authority.  The existence of the Option herein granted shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock of the Company or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

15. Disputes.  As a condition of the granting of the Option herein granted, the Optionee agrees, for the Optionee and the Optionee’s personal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Option Agreement shall be determined by the Committee, in its sole discretion, and that any interpretation by the Committee of the terms of this Option Agreement shall be final, binding and conclusive.

16. Binding Effect.  This Option Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

17. Governing Law.  This Option Agreement is a New York contract and shall be construed under and be governed in all respects by the laws of New York, without giving effect to the conflict of laws principles of New York law.

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IN WITNESS WHEREOF, the Company has caused this Option Agreement to be duly executed by an officer hereunto duly authorized, and the Optionee has hereunto set his or her hand, all as of the day and year first above written.

DAIS ANALYTIC CORPORATION

By:____________________________
      Name: _______________________
      Title:   _______________________

OPTIONEE

By:_____________________________
            Signature

Name:___________________________
Address:_________________________

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